Exhibit 3.01

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MOBITV, INC.

MobiTV, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is MobiTV, Inc. (the “Corporation”).

2. The original Certificate of Incorporation of the Corporation was filed on January 27, 2000 (the “Certificate”) under the name “Idetic, Inc.”

3. The following Amended and Restated Certificate of Incorporation was duly adopted by the directors and stockholders of the Corporation by written consent in accordance with Sections 141, 228, 242 and 245 of the General Corporation Law (“DGCL”) of the State of Delaware.

5. The Certificate is hereby deleted in its entirety and amended and restated in its entirety to provide as follows:

I.

The name of the corporation is MOBITV, INC. (the “Corporation”).

II.

A. The address of the registered office of the Corporation in the State of Delaware is:

The Corporation Trust Company

1209 Orange Street

City of Wilmington., County of New Castle

B. The name of the Corporation’s registered agent at said address is: The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV.

This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 127,363,133 shares, 80,000,000 shares of which shall be Common Stock (the “Common Stock”), and 47,363,133 shares of which shall be Preferred

Stock. The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

A. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation (voting together on an as-converted basis) entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

B. Any and all such shares issued for which the full consideration has been paid or delivered shall be deemed fully paid shares of capital stock, and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

C. The Preferred Stock may be issued from time to time in one or more series. 17,313,133 of the authorized shares of Preferred Stock are hereby designated “Series A Convertible Redeemable Preferred Stock” (the “Series A Preferred”), 15,000,000 of the authorized shares of Preferred Stock are hereby designated “Series B Convertible Redeemable Preferred Stock” (the “Series B Preferred”), and 15,050,000 of the authorized shares of Preferred Stock are hereby designated “Series C Convertible Redeemable Preferred Stock” (the “Series C Preferred”) (the Series A Preferred, the Series B Preferred and Series C Preferred shall collectively be referred to as the “Preferred Stock”).

D. The rights, preferences, privileges„ restrictions and other matters relating to the Preferred Stock are as follows:

1. Dividend Rights.

(a) Holders of Series A Preferred, Series B Preferred and Series C Preferred, in preference to the holders of any other capital stock of the Corporation (“Junior Stock”), shall be entitled to annual cash dividends at the rate of 6% of the Series A Original Issue Price (as defined below), Series B Original Issue Price (as defined below) or Series C Original Issue Price (as defined below), as applicable, on each outstanding share of Series A Preferred, Series B Preferred and Series C Preferred. The “Series A Original Issue Price” shall be $0.4157 (as adjusted for any stock dividends, combinations, splits, reverse stock splits, recapitalizations and the like with respect to such shares). The “Series B Original Issue Price” shall be $1.026 (as adjusted for any stock dividends, combinations, splits, reverse stock splits, recapitalizations and the like with respect to such shares). The “Series C Original Issue Price” shall be $6.01 (as adjusted for any stock dividends, combinations, splits, reverse stock splits, recapitalizations and the like with respect to such shares). Such dividends shall be payable when declared by the Corporation’s Board of Directors, out of funds that are legally available therefor, and shall be non-cumulative.

(b) So long as any shares of Series A Preferred, Series B Preferred or Series C Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Corporation be purchased, redeemed or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation’s right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1(a) above) on the Series A Preferred, Series B Preferred and Series C Preferred shall have been paid or declared and set apart. In the event dividends are declared on any share of Common Stock, an additional dividend shall be declared with respect to all outstanding shares of Series A Preferred, Series B Preferred and Series C Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock and all such dividends shall be paid simultaneously. The provisions of this Section 1(b) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Corporation that is approved by the Corporation’s Board of Directors and, if required by Section 2(b) below, the holders of Preferred Stock.

2. Voting Rights.

(a) General Rights. Except as otherwise provided herein or as required by law, the Preferred Stock shall vote together with the holders of the Common Stock of the Corporation and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Preferred Stock are convertible (determined in accordance with Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. There shall be no cumulative voting, except to the extent required by Section 2115 of the California General Corporation Law (“CGCL”), and only for so long as such provision applies.

(b) Separate Vote of Preferred Stock. For so long as at least 1,000,000 shares of Preferred Stock (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Preferred Stock) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least 60% of the outstanding Preferred Stock (voting together as a single class on an as-converted basis) shall be necessary for effecting or validating the following actions (either directly or indirectly by merger, consolidation or otherwise):

(i) Any amendment, alteration, waiver or repeal of any provision of the Amended and Restated Certificate of Incorporation or bylaws of the Corporation (including any filing of a Certificate of Designation), or the taking of any other action, that materially alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Preferred Stock or otherwise affects them adversely;

(ii) Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Common Stock or Preferred Stock or any series thereof, including the authorization of any “blank check” Preferred Stock;

(iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking senior to or on parity with any outstanding series of Preferred Stock in right of redemption, liquidation preference, voting or dividends;

(iv) Any redemption, repurchase or other acquisition of Junior Stock (except for acquisitions by the Corporation of shares of Common Stock held by service providers and employees, directors to and consultants of the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon the termination of services to or employment with the Corporation or in exercise of the Corporation’s right of first refusal upon a proposed transfer), or payment of dividends with respect to any class of stock;

(v) Any Acquisition or Asset Transfer (as defined in Section 3(c) below);

(vi) Any increase or decrease in the authorized number of members of the Corporation’s Board of Directors; and

(vii) Any liquidation, dissolution or winding up of the Corporation.

(c) Separate Vote of Series C Preferred. For so long as at least 1,000,000 shares of Series C Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series C Preferred) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series C Preferred shall be necessary for effecting or validating any Acquisition or Asset Transfer or any other liquidation, dissolution or winding up of the Corporation in which the holders of Series C Preferred would receive an amount (valued in accordance with Section 3(d) below) for each share of Series C Preferred pursuant to Section 3 below less than two times the Series C Original Issue Price.

(d) Election of Board of Directors. For so long as at least 1,000,000 shares of the Series A Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series A Preferred) remain outstanding, the holders of the Series A Preferred, voting together as a separate class, shall be entitled to elect two members of the Corporation’s Board of Directors, at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. For so long as at least 775,000 shares of the Series B Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series B Preferred) remain outstanding, the holders of the Series B Preferred, voting together as a separate class, shall be entitled to elect two members of the Corporation’s Board of Directors, at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. For so long as at least 1,000,000 shares of the Series C Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series C Preferred) remain outstanding, the holders of the Series C Preferred, voting together as a separate class, shall be entitled to elect one member of the Corporation’s Board of Directors, at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. The holders of the Common Stock, voting together as a separate class shall be entitled to elect two members of the Corporation’s Board of Directors, at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. The holders of Common Stock, Series A Preferred, Series B Preferred and Series C Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(e) Removal. During such time or times that the Corporation is subject to Section 2115(b) of the CGCL, the Corporation’s Board of Directors or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election in which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

3. Liquidation Rights.

(a) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, (i) the holders of Series C Preferred shall be entitled to be paid out of the assets of the Corporation an aggregate amount per share of Series C Preferred equal to the Series C Original Issue Price plus all declared and unpaid dividends on the Series C Preferred for each share of Series C Preferred held by them, (ii) the holders of Series B Preferred shall be entitled to be paid out of the assets of the Corporation an aggregate amount per share of Series B Preferred equal to the Series B Original Issue Price plus all declared and unpaid dividends on the Series B Preferred for each share of Series B Preferred held by them, and (iii) the holders of Series A Preferred shall be entitled to be paid out of the assets of the Corporation an aggregate amount per share of Series A Preferred equal to the Series A Original Issue Price plus all declared and unpaid dividends on the Series A Preferred for each share of Series A Preferred held by them. If, upon any such liquidation, distribution, or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series A Preferred, Series B Preferred and Series C Preferred Stock of the liquidation preferences set forth in this Section 3(a), then such assets shall be distributed among the holders of Series A Preferred, Series B Preferred and Series C Preferred Stock at the time outstanding pro rata, on an equal priority, pari passu basis, according to their respective liquidation preferences as set forth herein.

(b) After the payment of the full liquidation preference of the Series A Preferred, Series B Preferred and Series C Preferred as set forth in Section 3(a) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of Common Stock, Series A Preferred, Series B Preferred and Series C Preferred Stock (each, on an as-converted basis).

(c) The following events shall be considered a liquidation under this Section 3:

(i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, unless, immediately following such transaction, the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization own at least 50% of the voting power or equity interest in the surviving entity of such transaction (or the direct or indirect parent entity thereof) (in approximately the same proportions, vis à vis each other, as immediately before such transaction), or any transaction or series of related transactions to which the Corporation is a party in which in more than 50% of the voting power or equity interest in the Corporation is transferred, excluding (A) any consolidation or merger effected exclusively to change the domicile of the Corporation and (B) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof (an “Acquisition”); or

(ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation (an “Asset Transfer”).

(d) In the event of any Asset Transfer or Acquisition, if the consideration received by the Corporation is other than cash, the value therefor will be deemed to be its fair market value as determined in good faith by the Corporation’s Board of Directors. Any securities shall be valued as follows:

(i) Securities not subject to repurchase restrictions or other restrictions on free marketability covered by (ii) below:

(A) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the 30-day period ending three days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing sale price over the 30-day period ending three days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof as determined by the Corporation’s Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subsection 3(d)(i)(A), 3(d)(i)(B) or 3(d)(i)(C) to reflect the approximate fair market value thereof, as determined in good faith by the Corporation’s Board of Directors and the holders of at least 60% of the outstanding Preferred Stock (voting together as a single class on an as-converted basis).

4. Conversion Rights.

The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock a holder of Series A Preferred shall be entitled to receive upon conversion shall be equal to the product of (1) the “Series A Conversion Rate” then in effect (determined in accordance with Section 4(c) below) and (2) the number of shares of Series A Preferred being converted. The number of shares of Common Stock a holder of Series B Preferred shall be entitled to receive upon conversion shall be equal to the product of (1) the “Series B Conversion Rate” then in effect (determined in accordance with Section 4(c) below) and (2) the number of shares of Series B Preferred being converted. The number of shares of Common Stock a holder of Series C Preferred shall be entitled to receive upon conversion shall be equal to the product of (1) the “Series C Conversion Rate” then in effect (determined in accordance with Section 4(c) below) and (2) the number of shares of Series C Preferred being converted.

(b) Automatic Conversions.

(i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock: (A) at any time upon the affirmative election of the holders of at least 60% of the then outstanding shares of the Preferred Stock, voting together as a separate class on an as-converted basis; provided, however, that the automatic conversion of the Series C Preferred pursuant to this subsection 4(b)(i)(A) shall require the affirmative vote of the holders of a majority of the outstanding Series C Preferred, or (B) immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the Corporation receives gross proceeds of not less than $40,000,000 (a “Qualified IPO”); provided, however, that in the event the price per share in the offering is less than $12.02 (as adjusted for any stock dividends, combinations, splits, reverse stock splits, recapitalizations and the like with respect to the Common Stock), the automatic conversion of the Series C Preferred pursuant to this subsection 4(b)(i)(B) shall require the affirmative vote of the holders of a majority of the outstanding Series C Preferred.

(ii) Upon the occurrence of either of the events specified in subsection 4(b)(i) above and subject to the limitations set forth therein, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred based on the Series A Conversion Rate, Series B Conversion Rate or Series C Conversion Rate, as applicable, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(e) below.

(c) Series A Conversion Rate; Series B Conversion Rate; Series C Conversion Rate.

(i) The conversion rate in effect at any time for conversion of the Series A Preferred (the “Series A Conversion Rate”) shall be the quotient obtained by dividing the Series A Original Issue Price by the “Series A Conversion Price,” calculated as provided in Section 4(d). The conversion rate in effect at any time for conversion of the Series B Preferred (the “Series B Conversion Rate”) shall be the quotient obtained by dividing the Series B Original Issue Price by the “Series B Conversion Price,” calculated as provided in Section 4(d). The conversion rate in effect at any time for conversion of the Series C Preferred (the “Series C Conversion Rate”) shall be the quotient obtained by dividing the Series C Original Issue Price by the “Series C Conversion Price,” calculated as provided in Section 4(d).

(d) Series A Conversion Price; Series B Conversion Price; Series C Conversion Price.

(i) The conversion price for the Series A Preferred shall initially be the Series A Original Issue Price (the “Series A Conversion Price”). Such initial Series A Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Conversion Price herein shall mean the Series A Conversion Price as so adjusted. The conversion price for the Series B Preferred shall initially be the Series B Original Issue Price (the “Series B Conversion Price”). Such initial Series B Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series B Conversion Price herein shall mean the Series B Conversion Price as so adjusted. The conversion price for the Series C Preferred shall initially be the Series C Original Issue Price (the “Series C Conversion Price”). Such initial Series C Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series C Conversion Price herein shall mean the Series C Conversion Price as so adjusted.

(e) Mechanics of Conversion. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor (or lost stock affidavit therefor), duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (based on the Common Stock’s fair market value, determined in good faith by the Corporation’s Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted and (ii) in cash (at the Common Stock’s fair market value, determined in good faith by the Corporation’s Board of Directors as of the date of such conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates (or lost stock affidavit therefor) representing the shares of Preferred Stock to be converted or on such later date specified by such holder in its notice to the Corporation or on such earlier date agreed to by the Corporation and such holder, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder, of such shares of Common Stock on such date.

(f) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.

(i) The Series A Conversion Price, the Series B Conversion Price and Series C Conversion Price shall be subject to adjustment from time to time its follows:

(A) If the Corporation shall issue, after the date upon which any shares of Series C Preferred were first issued (the “Original Issue Date”) any Additional Stock (as defined below) without consideration or for a consideration per share (the “Issuance Price”) less than the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price, as applicable, in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this subsection 4(f)(i)) be adjusted to a price equal to the fraction, the numerator of which shall be (1) the product of (x) the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, in effect immediately prior to such issuance and (y) the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 4(f)(i)(E)(1) or (2)) plus (2) the product of the Issuance Price and the number of shares of such Additional Stock; and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 4(f)(i)(E)(1) or (2)) plus the number of shares of such Additional Stock.

(B) No adjustment of the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment made. Except to the limited extent provided for in subsections 4(f)(i)(E)(3) and 4(f)(i)(E)(4), no adjustment of the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price pursuant to this subsection 4(f)(i) shall have the effect of increasing the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price above the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Corporation’s Board of Directors irrespective of any accounting treatment.

(E) In the case of the issuance (after the Original Issue Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(f)(i) and subsection 4(f)(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (whether or not then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(f)(i)(C) and 4(f)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (whether or not then convertible or exchangeable) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(f)(i)(C) and 4(f)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of any outstanding options or rights or upon conversion of or in exchange for any outstanding convertible or exchangeable securities, excluding a change resulting from the antidilution provisions thereof that are similar to those set forth in this Section 4(f)(i) (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 4(f)(i)(A)), the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 4(f)(i)(A)), shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(f)(i)(E)(1) and 4(f)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(f)(i)(E)(3) or 4(f)(i)(E)(4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(f)(i)(E)) by the Corporation after the Original Issue Date other than:

(A) Common Stock issued pursuant to a transaction described in Section 4(g) or 4(h) hereof;

(B) Common Stock issuable or issued to employees, consultants, directors, advisors, vendors or strategic partners (but only in transactions with primarily non-financing purposes, including for example issuances to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions) of the Corporation directly, or pursuant to a stock option plan or restricted, stock plan, in each case approved by the Board of Directors of the Corporation;

(C) Common Stock issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the members of the Corporation’s Board of Directors appointed pursuant to Section 2(d);

(D) Common Stock issued upon conversion of the Preferred Stock outstanding as of the Original Issue Date or issued pursuant to the Series C Preferred Stock Purchase Agreement dated on or around the Original Issue Date;

(E) Common Stock issued pursuant to options, warrants, rights or agreements outstanding as of the Original Issue Date;

(F) Common Stock deemed issued as a result of the application of the anti-dilution provisions set forth in Section 4(f)(i); and

(G) Common Stock issued in any Qualified IPO resulting in conversion of the Preferred Stock under subsection 4(b)(i) above.

(g) Adjustment for Common Stock Splits, Combinations, Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred, Series B Preferred and Series C Preferred shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents. If the number of shares of Common Stock outstanding at any time after the Original Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred, Series B Preferred and Series C Preferred shall be decreased in proportion to such decrease in outstanding shares. Notwithstanding the foregoing in the case of a stock dividend or distribution, if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price, Series B Conversion Price and Series C Conversion Price shall be adjusted pursuant to this Section 4(g) to reflect the actual payment of such dividend or distribution.

(h) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred, Series B Preferred or Series C Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series A Preferred, Series B Preferred and/or Series C Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred, Series B Preferred and/or Series C Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(i) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred, Series B Preferred and Series C Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred, Series B Preferred and Series C Preferred the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Preferred, Series B Preferred and Series C Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A Conversion Price, Series B Conversion Price and/or Series C Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred, Series B Preferred and/or Series C Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(j) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, Series B Preferred or Series C Preferred, if the Series A Preferred, Series B Preferred or Series C Preferred is then convertible pursuant to this Section 4, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred, Series B Preferred or Series C Preferred at the holder’s address as shown in the Corporation’s books. The certificate shall net forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred, Series B Preferred or Series C Preferred.

(k) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Stock at least ten days prior to the record date specified therein (or such shorter period approved by holders of 60% of the outstanding Preferred Stock voting together as a single class on an as-converted basis) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(l) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined in good faith by the Corporation’s Board of Directors) on the date of conversion.

(m) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be, sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n) Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

(o) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

(p) No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

5. Redemption.

(a) Election to Redeem. In the event that the holders of at least 60% of the shares of outstanding Preferred Stock (calculated on an as-converted basis) give written notice to the Corporation of a demand for redemption of their Preferred Stock (which written notice shall be given at least 60 days prior to the date specified in such notice for such redemption), the Corporation shall, to the extent it may lawfully do so, redeem in three equal annual installments beginning on the date specified in the notice for such redemption (but in no event prior to June 25, 2010), 33-1/3%, 50% and 100%, respectively, of all then outstanding shares of each series of Preferred Stock on each installment date at a redemption price (i) for the Series A Preferred (the “Series A Redemption Price”) equal to the Series A Original Issue Price per share, plus all declared but unpaid dividends and other distributions with respect to each such share; (ii) for the Series B Preferred equal to the Series B Original Issue Price per share, plus all declared but unpaid dividends and other distributions with respect to each such share; and (iii) for the Series C Preferred (the “Series C Redemption Price” and collectively with the Series A Redemption Price and the Series B Redemption Price, the “Redemption Price”)) equal to the Series C Original Issue Price per share, plus all declared but unpaid dividends and other distributions with respect to each such share. A redemption of only a part of the number of shares of any series of Preferred Stock required to be redeemed in any one installment pursuant to this Section 5 shall be pro rata among the holders of such series of Preferred Stock according to the number of shares of such series of Preferred Stock held by each such holder thereof.

(b) Redemption Procedure.

(i) At least 30 but no more than 60 days prior to the date fixed for any redemption of Preferred Stock (hereinafter referred to as the “Redemption Date”), written notice shall be mailed, postage prepaid, to each holder of record (determined at the close of business on the business day next preceding the day on which notice is given) of Preferred Stock to be redeemed, at such holder’s address last shown on the records of the Corporation, notifying such holder of the redemption of such shares, specifying the Redemption Date, the Redemption Price and the date on which such holder’s Conversion Rights as to such shares terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder’s certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the “Redemption Notice”). In the event fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on or prior to the Redemption Date, the funds necessary for such redemption shall have been set aside by the Corporation and deposited with a bank or trust company for the benefit of the holders of Preferred Stock whose shares are being redeemed as described in this Section 5(b), then, from and after the close of business on the Redemption Date, all rights of the holders of such shares as holders of Preferred Stock of the Corporation (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

(ii) From and after the Redemption Date, unless the Corporation shall have failed to pay the Redemption Price in cash or to set aside the funds necessary for such redemption as described in this Section 5(b), any dividends on the Preferred Stock designated for redemption in the Redemption Notice shall cease to accrue, all rights of the holders of such shares as holders of Preferred Stock (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates and the right to receive any declared but unpaid dividends) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares in accordance with the provisions of Section 5(a) (pro rata among the holders of Preferred Stock based on the amount such holders are entitled to receive). The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

(iii) Deposit of Redemption Price. Three days prior to the Redemption Date, the Corporation shall deposit the Redemption Price of all outstanding shares of Preferred Stock designated for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, the Corporation shall deposit irrevocable instruction and authority to such bank or trust company to publish the notice of redemption thereof (or to complete such publication if theretofore commenced) and to pay, on and after the date fixed for redemption or prior thereto, the Series A Redemption Price to the holders of Series A Preferred, the Series B Redemption Price to the holders of Series B Preferred and the Series C Redemption Price to the holders of Series C Preferred upon surrender of their certificates. Any monies deposited by the Corporation pursuant to this Section 5(b) for the redemption of shares which are thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the close of business on the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any monies deposited by the Corporation pursuant to this Section 5(b) remaining unclaimed at the expiration of one year following the Redemption Date shall thereafter be returned to the Corporation, provided that the stockholder to which such money would be payable hereunder shall be entitled, upon proof of such holder’s ownership of the Preferred Stock and payment of any bond reasonably requested by the Corporations to receive such monies but without interest from the Redemption Date.

E. The rights, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

1. Voting. Each holder of the Common Stock is entitled to one vote for each share thereof held by such holder at all meetings of stockholders (and written actions in lieu of meetings).

2. Dividends. Subject to the restrictions contained in this Amended and Restated Certificate of Incorporation, dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Corporation’s Board of Directors.

3. Liquidation. Subject to the obligations contained in this Amended and Restated Certificate of Incorporation, upon a liquidation of the Corporation, holders of Common Stock will be entitled to receive the assets of the Corporation available for distribution to its stockholders as described in Section D.3(b) of Article IV.

V.

A. A director of the Corporation shall, to the fullest extent permitted by the DGCL as it now, exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended, after approval by the stockholders of this Article, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

B. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with the agents or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the Corporation is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

C. The holders of the Preferred Stock expressly waive their rights, if any, as described in California Code Sections 502, 503 and 506 as they relate to repurchases of shares upon termination of employment or service as a consultant or director.

D. Any amendment, repeal or modification of this Article V, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article V, shall only be prospective and shall not adversely affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws of the Corporation, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

B. The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws of the Corporation; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the percentage of holders of capital stock as provided therein.

C. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

VII.

The Corporation is to have perpetual existence.

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I, THE UNDERSIGNED, being the President of the Corporation, hereby declare and certify that this is my act and deed and the facts herein stated are true, and accordingly, I have executed this Amended and Restated Certificate of Incorporation as of July 11, 2006.

MOBITV, INC.

By:	/s/ Phillip Alvelda
Phillip Alvelda President

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MOBITV, INC.

MobiTV, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following amendments to the Corporation’s Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on July 11, 2006 (the “Restated Certificate of Incorporation”) have been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendments by the Corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law:

1. First Paragraph of Article IV. The first paragraph of Article IV of the Restated Certificate of Incorporation, relating to the authorized share capital of the Corporation, is hereby amended to read in its entirety as follows:

“This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 129,763,133 shares, 81,200,000 shares of which shall be Common Stock (the “Common Stock”), and 48,563,133 shares of which shall be Preferred Stock. The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.”

2. Section C of Article IV. Section C of Article IV of the Restated Certificate of Incorporation, relating to the designation of the Preferred Stock of the Corporation, is hereby amended to read in its entirety as follows:

“The Preferred Stock may be issued from time to time in one or more series. 17,313,133 of the authorized shares of Preferred Stock are hereby designated “Series A Convertible Redeemable Preferred Stock” (the “Series A Preferred”), 15,000,000 of the authorized shares of Preferred Stock are hereby designated “Series B Convertible Redeemable Preferred Stock” (the “Series B Preferred”), and 16,250,000 of the authorized shares of Preferred Stock are hereby designated “Series C Convertible Redeemable Preferred Stock” (the “Series C Preferred”) (the Series A Preferred, the Series B Preferred and Series C Preferred shall collectively be referred to as the “Preferred Stock”).”

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 23rd day of October, 2006 and the foregoing facts stated herein are true and correct.

MOBITV, INC.

By:	/s/ Phillip Alvelda
Phillip Alvelda,
President and Chief Executive Officer

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF MOBITV, INC.]

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MOBITV, INC.

MobiTV, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following amendments to the Corporation’s Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on July 11, 2006, as amended by the Certificate of Amendment of Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on October 23, 2006 (together, the “Restated Certificate of Incorporation”), have been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendments by the Corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law:

1. First Paragraph of Article IV. The first paragraph of Article IV of the Restated Certificate of Incorporation, relating to the authorized share capital of the Corporation, is hereby amended to read in its entirety as follows:

“This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 129,956,133 shares, 81,287,000 shares of which shall be Common Stock (the “Common Stock”), and 48,669,133 shares of which shall be Preferred Stock. The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.”

2. Section C of Article IV. Section C of Article IV of the Restated Certificate of Incorporation, relating to the designation of the Preferred Stock of the Corporation, is hereby amended to read in its entirety as follows:

“The Preferred Stock may be issued from time to time in one or more series. 17,313,133 of the authorized shares of Preferred Stock are hereby designated “Series A Convertible Redeemable Preferred Stock” (the “Series A Preferred”), 15,000,000 of the authorized shares of Preferred Stock are hereby designated “Series B Convertible Redeemable Preferred Stock” (the “Series B Preferred”), and 16,356,000 of the authorized shares of Preferred Stock are hereby designated “Series C Convertible Redeemable Preferred Stock” (the “Series C Preferred”) (the Series A Preferred, the Series B Preferred and Series C Preferred shall collectively be referred to as the “Preferred Stock”).”

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 20th day of February, 2008 and the foregoing facts stated herein are true and correct.

MOBITV, INC.

By:	/s/ Charles Nooney
Charles Nooney,
Chief Executive Officer

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF MOBITV, INC.]

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MOBITV, INC.

MobiTV, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following amendment to the Corporation’s Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on July 11, 2006, as amended by the Certificate of Amendment of Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on October 23, 2006 and the Certificate of Amendment of Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on February 20, 2008 (together, the “Restated Certificate of Incorporation”), has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the Corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law:

1. Section D.5(a) of Article IV. Section D.5(a) of Article IV of the Restated Certificate of Incorporation is hereby amended to replace the words “June 25, 2010” with the words “June 25, 2012.”

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 18th day of October, 2010 and the foregoing facts stated herein are true and correct.

MOBITV, INC.

By:	/s/ Charles Nooney
Charles Nooney
Chief Executive Officer

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF MOBITV, INC.]

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MOBITV, INC.

MobiTV, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following amendment to the Corporation’s Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on July 11, 2006, as amended by the Certificate of Amendment of Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on October 23, 2006, the Certificate of Amendment of Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on February 20, 2008 and the Certificate of Amendment of Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on October 19, 2010 (together, the “Restated Certificate of Incorporation”), has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the Corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law:

1. Subsection D.4(b)(i) of Article IV. Subsection D.4(b)(i) of Article IV of the Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“(i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock: (A) at any time upon the affirmative election of the holders of at least 60% of the then outstanding shares of the Preferred Stock, voting together as a separate class on an as-converted basis; provided, however, that the automatic conversion of the Series C Preferred pursuant to this subsection 4(b)(i)(A) shall require the affirmative vote of the holders of a majority of the outstanding Series C Preferred, or (B) immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock for the account of the Corporation in which the Corporation receives gross proceeds of not less than $40,000,000 (a “Qualified IPO”); provided, however, that in the event the offering is consummated after December 31, 2012 and the price per share in the offering is less than $12.02 (as adjusted for any stock dividends, combinations, splits, reverse stock splits, recapitalizations and the like with respect to the Common Stock), the automatic conversion of the Series C Preferred pursuant to this subsection 4(b)(i)(B) shall require the affirmative vote of the holders of a majority of the outstanding Series C Preferred.”

2. New Section D.4(q) of Article IV. A new Section D.4(q) shall be added to Article IV of the Restated Certificate of Incorporation to immediately follow Section D.4(p) thereof and to read in its entirety as follows:

“(q) Special Adjustment to Series C Conversion Price Upon IPO. Upon the automatic conversion of the Series C Preferred pursuant to subsection 4(b)(i) above in connection with a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act that is consummated on or prior to December 31, 2012 (the “IPO”) in which the Minimum IPO Price (as defined below) is less than the Series C Conversion Price then in effect, the Series C Conversion Price shall be reduced, effective as of immediately prior to the closing of the IPO and the automatic conversion of the Series C Preferred pursuant to subsection 4(b)(i) above, to the price obtained by multiplying (i) the existing Series C Conversion Price by (ii) the quotient obtained by dividing (x) the Minimum IPO Price by (ii) the existing Series C Conversion Price. As used herein, the “Minimum IPO Price” shall mean the minimum of the initial public offering price range set forth on the last preliminary prospectus filed by the Corporation pursuant to Rule 424 under the Securities Act of 1933, as amended, in connection with the IPO.”

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 29th day of August, 2011 and the foregoing facts stated herein are true and correct.

MOBITV, INC.

By:	/s/ Charles Nooney
Charles Nooney Chief Executive Officer

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF MOBITV, INC.]